20-F/A (Amendment No. 1) 2002

Exhibit 23.2

Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-7590) of Royal Dutch Petroleum Company and The “Shell” Transport and Trading Company, Public Limited Company of our report dated March 6, 2003, except for Note 2 (Accounting policies and convention) and Note 5 (Earnings per share), Note 12 (Reconciliation between US GAAP and UK GAAP) and Note 13 (Subsequent events), as to which the date is May 23, 2004, relating to the Financial Statements of The “Shell” Transport and Trading Company, Public Limited Company which is included in this Amendment No.1.

/s/ PricewaterhouseCoopers LLP

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PricewaterhouseCoopers LLP

London

June 25, 2004

Exhibits       E3